Exhibit 99.1

Imago BioSciences Announces First Participant Dosed in Investigator-Sponsored Study of Bomedemstat in Combination with Atezolizumab in Small Cell Lung Cancer

SOUTH SAN FRANCISCO, Calif. May 9, 2022 – Imago BioSciences, Inc. (“Imago”) (Nasdaq: IMGO), a clinical stage biopharmaceutical company discovering and developing new medicines for the treatment of myeloproliferative neoplasms (MPNs) and other bone marrow diseases, today announced that the first participant has been treated in an investigator-sponsored Phase 1/2 study of bomedemstat in combination with atezolizumab (Tencentriq®) during the maintenance phase of treatment in people newly diagnosed with extensive stage small cell lung cancer (ES-SCLC).

The study is being conducted in Seattle and led by Rafael Santana-Davila, M.D., associate professor at the University of Washington School of Medicine and Joseph Hiatt, M.D., Ph.D., of Fred Hutchinson Cancer Center (“Fred Hutch”), and in collaboration with the National Cancer Institute (NCI) funded Fred Hutch Lung Specialized Project of Research Excellence.

Bomedemstat is an inhibitor of lysine-specific demethylase 1 (LSD1), an enzyme that plays a central role in cell growth. Atezolizumab is an anti-PD-L1 monoclonal antibody medication approved by the U.S. Food and Drug Administration (FDA) in 2021 as adjuvant treatment for non-small cell lung cancer. The Phase 1/2 open-label study will enroll approximately 34 participants diagnosed with ES-SCLC to establish the safety and tolerability of a combination treatment with bomedemstat and atezolizumab. Treatment cycles will last for 21 days, consisting of an oral administration of bomedemstat once daily and intravenous administration of atezolizumab on day 1. Participants are followed up after 30 days and every 12 weeks thereafter.

“We are excited to work with UW Medicine and Fred Hutch to explore the expanded use of bomedemstat in solid tumors,” said Hugh Y. Rienhoff, Jr., M.D., Chief Executive Officer of Imago. “A combination of bomedemstat, which in some solid tumors enhances their immunogenicity, and atezolizumab, an established checkpoint inhibitor, represents a promising clinical opportunity in lung cancer treatment. This new regimen may provide more long-term disease management possibilities for patients who suffer from extensive stage small cell lung cancer.”

In ongoing Phase 2 studies in bone marrow cancers, bomedemstat has been generally well-tolerated and has demonstrated significant symptom improvement for patients with essential thrombocythemia and advanced myelofibrosis.

Additional information about the study can be found at www.clinicaltrials.gov using the identifier NCT05191797.

About Imago BioSciences

Imago BioSciences is a clinical-stage biopharmaceutical company discovering and developing novel small molecule product candidates that target lysine-specific demethylase 1 (LSD1), an enzyme that plays a central role in the production of blood cells in the bone marrow. Imago is focused on improving the quality and length of life for patients with cancer and bone marrow diseases. Bomedemstat, an orally available, small molecule inhibitor of LSD1, is the lead product candidate discovered by Imago for the treatment of certain myeloproliferative neoplasms (MPNs), a family of related, chronic cancers of the bone marrow. Imago is evaluating Bomedemstat as a potentially disease-modifying therapy in two Phase 2 clinical trials for the treatment of essential thrombocythemia (NCT04254978) and myelofibrosis (NCT03136185). Bomedemstat has U.S. FDA Orphan Drug and Fast Track Designation for the treatment of ET and MF, European Medicines Agency (EMA) Orphan Designation for the treatment of ET and MF, and PRIority MEdicines (PRIME) Designation by the EMA for the treatment of MF. The company is based in South San Francisco, California. To learn more, visit www.imagobio.com, www.myelofibrosisclinicalstudy.com, www.etclinicalstudy.com and follow us on Twitter @ImagoBioRx, Facebook and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “may,” “will,” “should,” “expect,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.

These statements may relate to, but are not limited to, the results, conduct, progress and timing of Imago clinical trials, the regulatory approval path for bomedemstat, as well as assumptions relating to the foregoing. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include: our limited operating history and lack of products for commercial sale; our significant losses since inception and for the foreseeable future; our need for substantial additional financing; our unpredictable operating results; our business’s dependence on development, regulatory approval and commercialization of our product candidates; difficulties in enrolling patients and risks of substantial delays in our clinical trials; our minimal control over product candidates in investigator-initiated clinical trials; uncertainties in the outcomes of our clinical studies; uncertainties in the regulatory review and approval of our product candidates if our pivotal studies are positive; potentially material changes to the interim, top-line and preliminary data from our clinical trials; potential undesirable effects of our product candidates and safety or supply issues with combination-use products; our potential inability to obtain and maintain orphan drug designation and delays in approvals despite Fast Track designation; risks related to clinical trials outside of the United States; our need to manufacture multiple batches of bomedemstat using a commercial current Good Manufacturing Process; risks related to COVID-19 or other pandemics, natural disasters and wars; risks related to competition; difficulties in expanding our organization and managing growth, attracting and retaining senior management and key scientific personnel and establishing sales and other commercialization functions; risks related to information technology system and cybersecurity; risks related to misconduct of our employees and independent contractors; risks related to hazardous materials and our compliance with environmental laws and regulations; risks related to litigation and other claims; risks related to reliance on third parties to conduct and support preclinical studies and clinical trials, and to manufacture our product candidates; risks related to third-party intellectual property infringement claims and our ability to protect our own intellectual property; risks related to governmental policies and regulations including with respect to drug prices and reimbursement, and changes thereof; risks related to our common stock; risks related to our public company, “emerging growth company” and “smaller reporting company” status; risks related to internal control over financial reporting; and other risks and uncertainties, including those listed in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent quarterly reports.

Except as required by law, Imago does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INVESTORS

Laurence Watts

Gilmartin Group, LLC.

laurence@gilmartinir.com

MEDIA

Will Zasadny

Canale Communications

will.zasadny@canalecomm.com